Exhibit 10.19

TECHNOLOGY AND SERVICES AGREEMENT

TECHNOLOGY AND SERVICES AGREEMENT, dated as of December 31, 2012 (this “Agreement”), by and between LaserLock Technologies, Inc. (the “Company”), a Nevada corporation, and VerifyMe, Inc. (the “Licensor”), a Texas corporation.  In consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company and the Licensor hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Licensor Payment” means $1,000,000.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Services” means those services to be performed by the Company pursuant to this Agreement.

“Technology” means the technology to be supported by the Company pursuant to this Agreement and the software to be further developed by the Company pursuant to this Agreement.

“Warrants” means the warrants to purchase shares of Common Stock as set forth in Section 2.01.

ARTICLE 2

TRANSACTIONS

SECTION 2.01  Consideration.  In consideration for the Services to be performed by the Company as set forth herein, in consideration for the support and further development of the Technology by the Company as set forth herein, and as consideration for the Company’s issuance to the Licensor of warrants to purchase 22,222,222 shares of Common Stock on terms consistent with the terms of the Warrant issued by the Company to the Licensor on the date hereof, the Licensor has paid the Licensor Payment to the Company on the terms set forth herein, the receipt of which is hereby acknowledged by the Company.

SECTION 2.02  Services.  The Licensor and the Company hereby agree as follows:

(a)           The Company shall support, both internally and externally, the Technology covered by the patents licensed by the Licensor to the Company under the Patent License Agreement, between the Licensor and the Company, dated as of the date hereof, and further develop the software heretofore developed by the Licensor and sold to the Company in the Asset Purchase Agreement, between the Licensor and the Company, dated as of the date hereof, such that the Company will take all commercially reasonable actions, which Company shall exercise in its sole discretion, to develop, support, sell, and market the technology and products created thereunder in the fields and markets for the Technology.

(b)           Concurrently with the execution of this Agreement, the Company shall execute a services agreement with Zaah Technologies, Inc. (“Zaah”) in substantially the form attached as Exhibit A.

(c)           The Company shall use up to $550,000 of the proceeds from the Licensor Payment for the purpose of the Company’s hiring, paying, and retaining (i) a full-time Chief Technology Officer or Chief Information Officer and (ii) two (2) full-time business developers who will have development, marketing and selling responsibilities; provided, that such proceeds shall not be used by the Company for the payment of any employment benefits, which benefits the Company shall be required to pay.  The Company shall employ persons in such roles as soon as practicable after the date hereof and for a period of at least twelve (12) months.  Such persons shall fulfill job responsibilities for the Company consistent with the responsibilities customarily associated with such job titles.  Licensor may make recommendations concerning the Company’s hires, provided, however, that (iii) the final hiring decision shall be in the sole discretion of the Company, and (iv) the Company may terminate the employment of anyone hired pursuant to this Section in its sole discretion, subject to compliance with all applicable laws, rules and regulations and this Agreement.

(d)           The Licensor shall use its commercially reasonable efforts to assist the Company in the development of its business and marketing of the products and technology to the extent directly relating to the Licensor’s commercial experience as of the date hereof, including referring relevant business opportunities to the Company of which the Licensor becomes aware, introducing the Company to relevant business contacts, and providing subject matter expertise to the Company.

SECTION 2.03  Company Representations.  The Company hereby represents and warrants to the Licensor as follows:

(a)           The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Licensor of this Agreement) shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by the Company will not result in any acceleration of, or requirement to repay, convert or exchange any of the indebtedness of the Company.

(c)           The Warrants are duly authorized by the Company.  The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer that result from applicable state and federal securities laws.

SECTION 2.04  Further Action.  Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01  Amendment; Waiver.  This Agreement may not be amended, supplemented, modified or restated except by an instrument in writing signed by, or on behalf of, the parties hereto or by a waiver in accordance with this Section 3.01.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 3.02  Confidentiality.  The Licensor and the Company covenant and agree that they will not, and they will cause their principals, Affiliates, officers and other personnel and authorized representatives not to, use information concerning another party’s business, properties and personnel received in the course of negotiating this Agreement and investigation in connection with this transaction and will hold such information (and will cause the aforesaid persons to hold such information) in confidence until such information otherwise becomes publicly available or as may be required by applicable Law.

SECTION 3.03  Expenses.  Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses incurred in connection with this Agreement, including the fees and expenses of their respective accountants and legal counsel.

SECTION 3.04  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy, facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.04):

(a)           if to the Company:

LaserLock Technologies, Inc.
837 Lindy Lane
Bala Cynwyd, PA 19004
Facsimile:  (610) 668-2771
Attention:  Norman Gardner
Attention:  Neil Alpert

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Facsimile:  (215) 963-5001
Attention:  Justin W. Chairman, Esq.

(b)           if to the Licensor:

VerifyMe, Inc.
205 Linda Drive
Daingerfield, TX  75638
Facsimile:  (212) 661-2146
Attention:  Shephard Lane

with a copy to:

Lane & Seidman LLP
2 Park Avenue, 14th Floor
New York, NY 10016
Facsimile:  (212) 249-6960
Attention:  Vanessa Seidman, Esq.

SECTION 3.05  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 3.06  Assignment.  This Agreement may not be assigned by the Company, by operation of law or otherwise, without the express written consent of the Licensor (which consent may be granted or withheld in the sole discretion of the Licensor).  The Licensor may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates without the consent of the Company or to a third party with the consent of the Company, which consent shall not be unreasonably withheld.

SECTION 3.07  Third Party Beneficiaries and Transfers.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 3.08  Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Broward County, Florida for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

SECTION 3.09  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Ancillary Agreements.  Each of the parties hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.09.

SECTION 3.10  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Licensor with respect to the subject matter hereof.

SECTION 3.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 3.12  Public Announcements.  Subject to its obligations under Law (including requirements of stock exchanges and other similar regulatory bodies and the requirements of the Exchange Act), no party hereto shall make any announcement regarding the entering into of this Agreement or the Closing to the financial community, governmental entities, employees, customers or the general public without the prior consent of the other party, which shall not be unreasonably withheld; provided, that if a party hereto is required by any such obligations under Law to make any such announcement as contemplated by this Section 3.12, the parties hereto shall cooperate with each other regarding the contents and timing of any such announcement, and the non-announcing party shall have the opportunity to review and comment upon the language of the proposed announcement in advance of public disclosure.  Any such comments shall be considered in good faith by the announcing party.

SECTION 3.13  Termination.  This Agreement shall terminate five (5) years from the date hereof.

SECTION 3.14  Rules of Interpretation.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its successors and permitted assigns; and (h) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ Norman A. Gardner
Name: Norman A. Gardner
Title: Chief Executive Officer

VERIFYME, INC.

By:	/s/ Claudio Ballard
Name: Claudio Ballard
Title: President

[Signature Page to Services Agreement]